EXHIBIT 1
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                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005


                                January 24, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

                           Re: Southwestern Electric Power Company et al. Form U-1 Application

Dear Sirs and Madams:

                  We refer to the Form U-1 Application (the "Application"), filed today under the Public Utility Holding Company Act of 1935, as amended (the "Act"), by Southwestern Electric Power Company ("SWEPCO"), a Delaware corporation, Public Service Company of Oklahoma ("PSO"), an Oklahoma corporation, and West Texas Utilities Company ("WTU" and, collectively with SWEPCO and PSO, the "Applicants"), a Texas corporation, each a wholly-owned public utility subsidiary of Central and South West Corporation, a Delaware Corporation and a registered holding company. The Application relates to the Applicants' request for authority under the Act to lease, to unaffiliated third parties, excess office space in certain properties they own or lease (the "Properties"), all as more fully described in the Application. We have acted as special counsel for the Applicants in connection with the filing of the Application and, as such counsel, we are familiar with the corporate proceedings taken and to be taken by the Applicants in connection with leasing the Properties.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of the Applicants and other documents as we have deemed necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Applicants and other appropriate persons and statements contained in the Application.

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                  Based upon the foregoing, and having regard to legal
considerations which we deem relevant, we are of the opinion that, in the event that the Properties are leased in accordance with the Application, as it may be amended (the "Leases"), and subject to the assumptions and conditions set forth below:

                  1. All state laws applicable to the Leases will have been complied with; and

                  2. The Leases will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

                  The opinions expressed above are subject to the following assumptions or conditions:

                           a. The Leases shall have been duly authorized and approved, to the extent required by state law, by the Board of Directors of the Applicants.

                           b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective.

                           c. The Leases shall be in accordance with any
                  required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect.

                           d. No act or event other than as described herein
                  shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                           e. All legal matters incident to the Leases shall be
                  satisfactory to us, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions pertaining to the Leases in which we are not admitted to practice.

                  We hereby consent to the use of this opinion as an exhibit to the Application.

                                        Very truly yours,

                                        Milbank, Tweed, Hadley & McCloy

JMH/GWG

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